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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K


                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of Report (Date of earliest event Reported):  September 19, 2001


                                 Netopia, Inc.
           ----------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                      0-28450                    94-3033136
----------------------------    ------------------------  ----------------------
(State or Other Jurisdiction    (Commission File Number)     (I.R.S. Employer
     of Incorporation)                                    Identification Number)


                            2470 Mariner Square Loop
                           Alameda, California  94501
                                 (510) 814-5100
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 (Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

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ITEM 5.  OTHER EVENTS.

     On September 19, 2001, Netopia, Inc., a Delaware corporation ("Netopia"), entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Cayman Systems, Inc., a Massachusetts corporation ("Cayman"), Amazon Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Netopia ("Merger Sub"), certain holders of convertible subordinated promissory notes of Cayman and Richard Burnes, as the Securityholders' Representative.

     Subject to the terms and conditions of the Merger Agreement, Merger Sub shall be merged with and into Cayman at the effective time of the merger (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Cayman shall continue as a wholly-owned subsidiary of Netopia. Under the terms of the Merger Agreement, Netopia will pay an aggregate of $11 million to acquire all of Cayman's outstanding equity and convertible debt. Netopia also will assume certain other liabilities of Cayman. The final cash payment is subject to adjustment based on Cayman's liabilities at the time of the closing.

     Consummation of the Merger is subject to certain conditions, including receipt of the approval of the Merger by the stockholders of Cayman.

     The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. A copy of the press release, dated September 19, 2001, issued by Netopia and Cayman, relating to the above-described transaction is attached as Exhibit 99.1 hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


     (c)  Exhibits.

          99.1  Text of press release dated September 19, 2001.
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      NETOPIA, INC.


DATE:  September 20, 2001             By: /s/  Alan B. Lefkof
                                          ----------------------------
                                          Alan B. Lefkof
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)
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                               INDEX TO EXHIBITS


Exhibit Number                       Description
--------------                       -----------

    99.1              Text of press release dated September 19, 2001.